Exhibit 10.2

June 21, 2024

Christa Davies

Aon Corporation

United States

Dear Christa:

This letter agreement (“Agreement”) sets forth the terms and conditions of your employment with Aon Corporation, a Delaware corporation (the “Company”) in connection with your retirement from the position of Executive Vice President and Chief Financial Officer and your service to Aon (as defined below) as a senior advisor during a transition period, as further described herein.

Effective as of the Senior Advisor Start Date (as defined below), this Agreement amends, restates and supersedes in its entirety (except as otherwise explicitly set forth herein) that certain Employment Agreement by and between you and the Company dated as of October 3, 2007, as amended effective March 27, 2012, February 20, 2015, April 19, 2018 and July 26, 2021 (the “Prior Agreement”) and sets forth the transition benefits for which you are eligible if you timely sign and do not timely revoke (i) this Agreement within the time frame provided in Section 29 of this Agreement and (ii) a waiver and general release of claims, in the form provided by the Company and attached hereto as Exhibit A (the “Release”) on or within twenty-one (21) days after the Transition End Date (as defined below). In addition, for purposes of Section 5, Section 19, Section 20 and Section 29 of this Agreement, this Agreement is effective as of the time frame provided in Section 29 of this Agreement if you timely sign and do not timely revoke this Agreement within such time frame.

Please note that this Agreement and the Release each contain a waiver and release of claims against Aon plc and each of its controlled subsidiaries, including, without limitation, the Company (singularly and collectively, “Aon”). The “Parties” collectively refers to you and the Company.

Your last date of employment as Executive Vice President and Chief Financial Officer of Aon is anticipated to be July 29, 2024 or such other date mutually agreed upon by you and the Company (“Transition Start Date”), subject to Section 6 herein. For our mutual benefit, to promote a smooth transition for both you and Aon, you will transition to the role of senior advisor on the first day following the Transition Start Date (the “Senior Advisor Start Date”) and provide transition services to Aon in accordance with Section 2 during the period commencing on the Senior Advisor Start Date until and inclusive of May 31, 2026 unless earlier terminated pursuant to Section 6 hereof (such period, the “Transition Period” and the last day of the Transition Period, the “Transition End Date”). Your employment with the Company shall terminate automatically effective as of the Transition End Date in accordance with the terms of Section 6 below.

This letter confirms the details of your employment with Aon from the Transition Start Date through the Transition Period and other matters relating to your termination of employment with Aon. Notwithstanding anything herein to the contrary but subject to Section 6, the Prior Agreement and the Extended International Assignment Letter (as defined in Section 5) shall each continue to apply through the Transition Start Date.

1.	GENERAL.

a.

As good and valuable consideration in exchange for your timely execution and non-revocation of the general release of claims set forth in Sections 19 and 20 of this Agreement in accordance with Section 29 herein, the Company will pay you a lump sum of $500, within seven calendar days following the date that the release of claims in this Agreement becomes fully effective pursuant to Section 29 herein. Further, in exchange for timely signing and not timely revoking each of this Agreement and the Release and contingent upon (a) you complying with the policies and responsibilities of your position as Aon’s Executive Vice President and Chief Financial Officer through the Transition Start Date in all material respects, as determined by the Company and (b) your continued employment with the Company through the Transition Start Date, you will be eligible for the benefits set forth in Sections 3(a)-(c).

b.

As good and valuable consideration in exchange for your timely execution and non-revocation of the Release in accordance with its terms and you complying with your obligations set forth in this Agreement, the Company will pay you a lump sum of $500, within seven calendar days following the date that the Release becomes fully effective pursuant to Section 4 therein.

c.

You understand and agree that, as of the Senior Advisor Start Date, the compensation and benefits provided under this Agreement constitute all the compensation and benefits to which you are entitled, and you agree to waive any and all rights, benefits and privileges to severance or transition benefits you might otherwise be entitled to receive under any other Aon policy, plan, agreement or arrangement upon and following the Senior Advisor Start Date, including, without limitation, the Prior Agreement, any international assignment agreement by and between you and the Company, including without limitation the international assignment letter by and between you and the Company dated June 21, 2016 as extended June 25, 2018, June 25, 2019, June 19, 2020, July 8, 2021, June 21, 2022 and June 16, 2023 and the Extended International Assignment Letter pursuant to Section 5 hereof (collectively, the “International Assignment Letters”) and the Aon plc Amended and Restated Senior Executive Combined Severance and Change in Control Plan, as amended and restated effective June 21, 2019, as amended September 30, 2021 and as may be further amended from time to time (the “Severance Plan”). You understand that the payments and benefits described in this Agreement are not for wages Aon concedes it owes you and are consideration for you timely signing and not timely revoking this Agreement or the Release. All payments under this Agreement will be subject to applicable taxes and withholdings (including but not limited to applicable income tax and national insurance contributions).

2.

TRANSITION SERVICES. Provided you timely sign and do not timely revoke this Agreement, during the Transition Period, the Company agrees to retain you as a senior advisor to Aon’s Chief Executive Officer (the “CEO”) and, as requested by the CEO, to Aon’s Chief Financial Officer that serves during the Transition Period (collectively, the “Applicable Executives”). In your role as senior advisor, you shall provide transition and special advisory services to the Applicable Executives, which may include, without limitation, transition assistance, completing projects and providing such advice, expertise or knowledge with respect to your former duties prior to the Transition Start Date or other matters in which you were involved, including, without limitation, the services described on Exhibit B (collectively, the “Transition Services”) as may be requested by the Applicable Executives. Except to the extent otherwise reasonably requested by the Applicable Executives, the services you provide during the Transition Period shall be provided offsite. During the Transition Period, to the extent the Company determines it necessary to your performance of the Transition Services, you will retain access to your Company email account and other Company electronic communications system accounts and retain use of Company Property. During the Transition Period and thereafter, you shall also be permitted to retain your Aon-provided Cisco unit and router. During the Transition Period, Aon shall provide, or cause to be provided, maintenance on such Aon-provided Cisco unit and router to the extent you reasonably request such maintenance for the purpose of providing the Transition Services during the Transition Period. You shall perform faithfully and loyally and to the best of your abilities the Transition Services and, to the extent necessary or appropriate, shall make available your full business time, attention and effort to the affairs of Aon and shall use your best efforts to promote the interests of Aon during the Transition Period. For the avoidance of doubt, during the Transition Period you shall provide services exclusively to Aon and you shall not be an officer, employee, consultant, owner, partner of or service provider to any other company or organization, provided that you may engage in charitable, civic or community activities, and you may continue to serve on the board of directors of companies for which you were serving on the board of directors as of the Transition Start Date in accordance with the Prior Agreement, and, with the prior written approval of the CEO or Aon’s Executive Vice President, General Counsel and Secretary or his successor in their discretion, you may serve as a consultant to or director of any other business corporation, provided that such activities or service do not interfere with the Transition Services or violate the terms of any of the covenants contained in Sections 10, 11, or 12 of this Agreement.

3.	TRANSITION BENEFITS:

a.

During the Transition Period, subject to your provision of the Transition Services, you will be employed by the Company and (a) the Company shall pay you a base salary at a rate of $500,000 (USD) per annum (the “Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy and you shall remain on the U.S. payroll, (b) you shall be entitled to participate in the Company’s employee benefit plans generally available to similarly-situated full-time senior executives of the Company who are based in the United States in accordance with the terms of the plans and programs of Aon, provided that you and any of your eligible family members or dependents may continue to be enrolled in the Cigna international medical plan through Aon’s international healthcare provider until the Transition End Date subject to the rules of such plan and (c) the Equity Awards (as defined in Section 4) shall continue to vest in accordance with the terms of the underlying Performance Award Certificate or Restricted Stock Unit Agreement, as applicable, and all appendices and exhibits (including, without limitation, any Goals and Payout Scale) attached thereto (each, an “applicable award agreement”) except as modified by Section 4.

b.

In addition, subject to your provision of the Transition Services and subject to your continued employment with Aon on the 2024 Bonus Payment Date (as defined below), you shall be eligible to receive an amount equal to the annual incentive that you would have earned under Aon’s annual incentive compensation plan for fiscal year 2024 for the portion of such year that you served as Executive Vice President and Chief Financial Officer of Aon, which shall be equal to the product of (x) $2,740,000 (which was your target annual incentive for fiscal year 2024 based on your base salary rate and foreign service allowance as in effect on December 31, 2023 and a target annual incentive equal to 200% of such amounts), (y) the applicable multiplier based on actual Aon performance and your actual individual performance for the full fiscal year 2024 determined in accordance with Aon’s annual incentive compensation plan for fiscal year 2024 and (z) a fraction, the numerator of which is the number of days you were employed by Aon in fiscal year 2024 up to and including the Transition Start Date and the denominator of which is 366 (the product of (x), (y) and (z), the “2024 Pro-Rata Bonus”). The 2024 Pro-Rata Bonus shall be paid to you entirely in the form of cash, with such payment to be made at or around the time that other Aon executives who participate in the fiscal year 2024 annual incentive compensation plan receive their payouts (or equity grants) thereunder (the “2024 Bonus Payment Date”). For the avoidance of doubt, if your employment with Aon terminates for any reason prior to the 2024 Bonus Payment Date, you shall not be entitled to the 2024 Pro-Rata Bonus.

c.

Aon will continue to authorize and pay for KPMG to prepare your Home and Host Country tax returns up to and including the United Kingdom 2024/25 tax year and the United States 2024 tax year. Although Aon will retain an external tax advisor on your behalf to prepare such tax returns, it remains your personal obligation to file such returns within the applicable time limits and to abide by the tax laws in both the United Kingdom and the United States.

d.

With effect from the Senior Advisor Start Date (i) any-Aon provided support to you or your family related to housing, school tuition/ education, cost of living allowance, foreign service allowance and car allowance or similar allowances as were provided under the International Assignment Letters will cease (to the extent they had not already ceased prior to the Senior Advisor Start Date) and (ii) Aon will no longer apply tax equalization to your compensation (including, without limitation, any amounts of base salary, the 2024 Pro-Rata Bonus, and equity or equity-based awards, including, without limitation, restricted stock units, performance share units, and stock options that give rise to tax liability from and after the Senior Advisor Start Date, including any such equity or equity-based awards granted prior to the Senior Advisor Start Date). Any actual United Kingdom tax liability that is due with respect to your Aon compensation will be managed via a shadow payroll arrangement to ensure you and Aon remain compliant from a tax perspective. From the Senior Advisor Start Date, Aon will no longer deduct hypothetical tax from you, and you will be liable for any actual taxes and national insurance contributions on your compensation due to the United States and the United Kingdom.

e.	Aon shall comply with the applicable employer pension duties in accordance with Part 1 of the United Kingdom Pensions Act 2008.

4.

EQUITY. The parties agree that the Performance Share Units and Restricted Stock Units as listed on Exhibit C attached hereto (the “Equity Awards”) shall remain eligible to vest in accordance with the terms of the applicable award agreements, including, without limitation, the terms and conditions in connection with terminations of employment that occur prior to the regular vesting date(s) of the Equity Awards (which, for the avoidance of doubt, may include pro-rata vesting of such Performance Share Units and continued vesting of such Restricted Stock Units in connection with your involuntary termination of employment from Aon by Aon other than for Cause or due to your Retirement, in each case, in accordance with the terms of the applicable award agreement and with “Cause” and “Retirement” as defined in the applicable award agreement), the restrictive covenants therein, and any forfeiture conditions, provided that, notwithstanding anything to the contrary herein or in the applicable award agreements, upon your termination of employment for Good Reason (as defined in any of the applicable award agreements or Prior Agreement, as modified by the International Assignment Letters) or voluntary termination of employment for any other reason (excluding Retirement, as defined in the applicable award agreement, to the extent the applicable award agreement provides for vesting in connection with Retirement) during the Transition Period, all of your outstanding Equity Awards that are unvested as of immediately prior to such termination of employment shall be forfeited and terminated upon such termination of employment. To the extent the applicable award agreements reference a “Cause” definition set forth in a binding individual employment agreement entered into between you and an Aon entity, such term shall have the meaning ascribed to it in the Prior Agreement. Any other outstanding and unvested Aon equity awards that you hold, including, without limitation, the special award of Performance Share Units granted to you on July 26, 2023, shall be forfeited and terminated (i.e., cancelled and null and void) upon the Senior Advisor Start Date (or, if earlier, in accordance with the terms of the applicable award agreement).

Subject to this Section 4, the Equity Awards are subject to forfeiture and termination pursuant to the terms of the applicable award agreements. You understand that the benefits described in this Section are not for wages Aon concedes it owes you and are consideration for your compliance with this Agreement.

5.

EXTENSION TO INTERNATIONAL ASSIGNMENT LETTER. Provided you timely sign and do not timely revoke this Agreement, this Agreement serves to amend the international assignment letter by and between you and the Company dated June 21, 2016 governing the terms of your international assignment from Chicago, Illinois to London, England, which was most recently extended June 16, 2023, such that, (A) pursuant to this Agreement, the term of your international assignment under such letter shall be extended through and terminate on the Transition Start Date and (B) your transition to the role of Aon’s senior advisor shall not trigger any repayment obligation under Section 6 of such letter and upon the Senior Advisor Start Date you shall have no further repayment obligations under Section 6 of such letter (the international assignment letter, as amended pursuant to Section 5 herein, the “Extended International Assignment Letter”). For the avoidance of doubt, any other obligations you have under the International Assignment Letters and the Extended International Assignment Letter shall remain in force, including, without limitation, any obligation you have to make payments to Aon under the Company’s tax equalization policy.

6.	NOTICE PERIOD AND TERM OF EMPLOYMENT WITH AON

a.

Unless your employment with the Company is terminated on or prior to the Transition Start Date, you shall continue to be employed by the Company on the Senior Advisor Start Date until (and inclusive of) May 31, 2026 (the “Fixed Term”), unless terminated earlier by either you or the Company in accordance with Section 6(b) or Section 6(c). Your employment with the Company following the Transition Start Date will terminate automatically on May 31, 2026 without the need for prior notice from either you or the Company, unless otherwise terminated in accordance with this Agreement.

b.	Either you or the Company may terminate your employment with the Company prior to the expiry of the Fixed Term on 3 months’ notice in writing.

c.

The Company may terminate your employment immediately without notice if your employment with Aon is terminated for Cause (as defined in the Prior Agreement, provided that, for purposes of this Section 6(c), references to “this Agreement” in the Cause definition in the Prior Agreement shall be deemed to include this Agreement). Should the Company commit any material breach of the Company’s obligations under this Agreement, you may terminate your employment immediately without notice.

d.

The Company reserves the right to terminate your employment at any time (including where you have given notice to the Company) by paying to you in lieu of Base Salary only for your period of notice or any remaining period of notice (whether given by the Company or by you), subject to such deductions as are required by law, including but not limited to deductions for tax and national insurance. You shall have no entitlement to such payment which shall be made entirely at the discretion of the Company. For the avoidance of doubt, any payment in lieu shall not include the value of any benefit, bonus, incentive, commission, or holiday entitlement which would have accrued to you had you been employed by Aon until the expiry of your notice period. The Company’s right to make a payment in lieu of notice in accordance with this Section 6(d) does not give you any right to demand such a payment. Notwithstanding anything to the contrary herein or in the applicable award agreements, the Equity Awards shall not continue to vest during any period for which the Company is paying you in lieu of notice under this Section 6(d).

e.

During any period of notice of termination (whether given by the Company or you), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises, and require you not to contact any customers, suppliers or employees, provided that this shall not affect your entitlement to receive your Base Salary and contractual benefits subject to the terms of this Agreement. During any such period of exclusion you will continue to be bound by all the provisions of this Agreement and shall at all times conduct yourself with good faith towards Aon.

f.	For the purpose of the United Kingdom Employment Rights Act 1996, your period of continuous employment began on July 1, 2012.

g.

On termination of your employment with the Company at any time following the Senior Advisor Start Date (including on expiry of the Fixed Term), the Company shall require you to waive all statutory and contractual claims you may have against Aon and its employees, former employees, officers and directors in England and Wales and elsewhere in the United Kingdom as part of the Release (such portion of the Release, a “UK Settlement Agreement”). The Company shall contribute up to £ 2,000 plus VAT towards the cost of your independent legal advice in relation to such UK Settlement Agreement.

7.

OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits after the Transition End Date. Upon your termination of employment during the Transition Period, with respect to Base Salary payments, you will receive only your accrued but unpaid base salary through such termination and any period of notice in accordance with Section 6 and any accrued unpaid holiday in accordance with Section 7(a) (and in each case not through May 31, 2026, if the Transition End Date occurs prior to May 31, 2026). For the avoidance of doubt, during the Transition Period you shall not be eligible to (i) receive or earn any Aon annual incentive compensation plan bonuses other than the 2024 Pro-Rata Bonus, (ii) be granted any Aon equity or equity-based awards or (iii) participate in the Severance Plan. You shall also not be eligible to receive severance under the Prior Agreement in connection with a termination of employment that occurs following the Transition Start Date. You recognize and agree that, except as otherwise provided in Section 6, as of the Transition End Date your employment relationship with Aon will be permanently and irrevocably severed, and Aon has no obligation, contractual or otherwise, to hire, re-hire or re-employ you or obtain services from you in the future.

a.

HOLIDAY. During the Transition Period, you are entitled to participate in the paid time off program applicable to similarly situated executives in the United States, as it may be amended from time to time, but Aon expects that you will take at least 28 days’ holiday per year (including the usual English public holidays) pro-rated to reflect the Senior Advisor Start Date and Transition End Date, with any such paid time off to be taken at such times as are agreed in advance with the Company. UK statutory holiday will accrue monthly during the Fixed Term. If, on the termination of your employment with the Company, you have accrued unused UK statutory holiday, you will receive a payout for such accrued and unused UK statutory holiday in your final Base Salary payment.

b.

WORKING HOURS. Aon’s normal office hours are from 9 a.m. to 5 p.m. (Monday to Friday in the time zone where you reside), but you shall be required to work such hours as are necessary for the proper performance of your duties. You are not entitled to any further remuneration for work outside normal office hours. You consent to opt out of the limit on weekly working hours contained in Regulation 4 of the United Kingdom’s Working Time Regulations 1998, and you acknowledge that you are classified as an exempt employee for all purposes under the Fair Labor Standards Act applicable in the United States. Aon and you agree that your consent, for the purposes of this Section, shall continue indefinitely, provided that you may withdraw it at any time by giving the Company three months’ prior written notice.

8.

EXPENSE REIMBURSEMENTS; REIMBURSEMENT OF LEGAL FEES. On or before the Transition End Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Transition End Date for which you seek reimbursement. In addition, the Company will reimburse you for up to $10,000 in attorneys’ fees you incur for services rendered in connection with the negotiation and finalization of this Agreement (which, for the avoidance of doubt, shall not be grossed up for taxes). The Company will reimburse you for such expenses pursuant to its regular policies and procedures.

9.

RETURN OF COMPANY PROPERTY. On or before the Transition End Date, or at any time as the Company may request in its sole discretion, you will return to the Company all Aon documents (and all copies and reproductions thereof) and other Aon property and materials in your possession, or your control, including, but not limited to, Aon files, credit cards, entry cards, identification badges and keys, notes, memoranda, lists, records, plans, reports, computer tapes and computer-recorded information, software, and other documents and data which constitute Confidential Information (as defined in Section 11) (collectively, “Company Property”), provided that the Parties acknowledge and agree that your rolodex (or other tangible or electronic address book) and the Aon-provided Cisco unit and router shall be your property, and provided further that you may keep your Aon-provided cell phone and tablet, if, upon or before the end of the Transition End Date, you provide such cell phone and tablet to Aon’s IT personnel so that they may remove all Company Property from such devices. It is acknowledged and agreed that you will return to the Company all Company Property on a date earlier than the Transition End Date, if requested by the Company, in its sole discretion.

10.	POST-EMPLOYMENT OBLIGATIONS.

a.

GENERALLY. You acknowledge that in the course of your employment with Aon, you have and will become familiar with trade secrets and other confidential information concerning Aon and that your services have been and will be of special, unique and extraordinary value to Aon. You acknowledge and agree that Aon is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information, including Confidential Information as defined in this Agreement. Moreover, you acknowledge that Aon has highly valuable, long-term and near permanent relationships with certain clients, suppliers, employees and service organizations which Aon has a legitimate interest in protecting. You also acknowledge that Aon has invested substantial time, money and other resources in building and maintaining good will, reputation and a valuable brand. Because of Aon’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to you under Sections 1 and 3(a)-(c), the sufficiency of which is acknowledged, you acknowledge and agree to Sections 10, 11, and 12.

b.

NONCOMPETITION. You agree that during the Transition Period and for a period of two years thereafter (the “Noncompetition Period”) you shall not, except on behalf of Aon or as otherwise permitted under Section 2 hereof, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, employee or consultant in a management or executive level role provide business, financial, strategic, sales or technical advice or services to the extent you provided such advice or services to Aon during the course of your employment with Aon, to any other person, firm, corporation or enterprise operating a commercial risk, reinsurance, health, wealth or talent business, irrespective of whether such person, firm, corporation or enterprise is engaged in insurance, brokerage, consulting, data and analytics development (in connection with any of the aforementioned businesses) or otherwise, in any geographic area in which Aon is then conducting such business.

c.

NON-SOLICITATION. You further agree that during the Noncompetition Period you shall not in any manner, directly or indirectly, induce or attempt to induce any employee of Aon who (i) is employed in a senior or managerial capacity, and (ii) with whom you had material business dealings in the course of your employment with Aon or about whom you had Confidential Information, to terminate or abandon his or her employment for any purpose whatsoever, provided, however, that the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees shall not constitute a violation of this Section 10(c).

d.

REFORMATION. If, at any time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 10.

e.

CONSIDERATION; BREACH. You and the Company agree that the payments to be made, and the benefits to be provided, by the Company to you pursuant to Sections 3(a)-(c) hereof shall be made and provided in consideration of your agreements contained in Section 10 hereof. In the event that you shall commit a material breach of any provision of Section 10 hereof, Aon shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Sections 3(a)-(c).

f.

OTHER RESTRICTIVE COVENANTS. Notwithstanding any other language in this Agreement, this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any prior or subsequent agreement entered into by you (any such covenant, an “Other Covenant”). Further, no Other Covenant precludes the enforceability of any provision contained in this Agreement. No subsequent agreement entered into by you may amend, supersede, or override the covenants contained herein unless such subsequent agreement specifically references Section 10 of this Agreement. You further acknowledge and agree that, in addition to the provisions of this Section 10, you remain subject to certain restrictive covenants by virtue of your receipt of certain stock benefits under the Aon plc 2011 Incentive Plan, as it may be amended from time to time, and the International Assignment Letters.

11.

CONFIDENTIALITY. Subject to Sections 17 and 28, you shall not, at any time during the Transition Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Aon or (ii) other technical, business, proprietary or financial information of Aon not available to the public generally or to the competitors of Aon (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you, (b) is disclosed as permitted by Sections 17 and 28, or (c) is necessary to perform properly your duties under this Agreement. Nothing in this Agreement shall prevent you from making a protected disclosure.

12.

INVENTIONS. Under the Prior Agreement, you assigned to the Company your entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by you or developed or acquired by you during the Employment Period (as defined in the Prior Agreement), which may pertain directly or indirectly to the business of the Company or any of its subsidiaries, and such assignment remains in effect. You also assign to the Company your entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by you or developed or acquired by you during the Transition Period, which may pertain directly or indirectly to the business of Aon. You agree to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. You shall, upon the Company’s reasonable request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable Aon to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

13.

ENFORCEMENT. The Parties agree that Aon would be damaged irreparably in the event that any provision of Section 10, 11, or 12 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.

Accordingly, Aon and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). You agree that you will submit yourself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 10, 11, 12, or 13 of this Agreement.

14.

NONDISPARAGEMENT. Subject to Sections 17 and 28 below, you agree not to utter or publish (including, but not limited to, written, oral, or internet website publication) any disparaging, derogatory or negative statements, comments, or remarks concerning Aon, or Aon’s officers, directors, employees, stockholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree to refer any third-party inquiries for employment references and verifications to Darren Zeidel at [redacted] or his successor as Aon’s Executive Vice President, General Counsel and Secretary. Aon agrees that it will instruct its directors and officers not to disparage you during their employment or service to Aon; provided, that Aon will respond accurately and fully to any question, inquiry or request for information when required by legal process.

15.

COOPERATION. You agree that you will cooperate fully with Aon and its counsel, upon their reasonable request, with respect to any potential or pending material proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which you were involved while you were an employee of Aon, or with which you have knowledge. You agree to render such cooperation in a timely fashion and to provide Aon personnel and counsel with the full benefit of your knowledge with respect to any such matter, and will make yourself reasonably available for interviews, depositions, or court appearances at the reasonable request of Aon or its counsel. To the extent reasonably practicable, the Company will coordinate with you to minimize scheduling conflicts with your then current business and personal commitments. The Company will reimburse you for all reasonable and documented expenses incurred in connection with such cooperation, including travel, lodging and meals. You will not be required to cooperate against your own legal interests. If, in your reasonable judgment, you require legal counsel in connection with such cooperation, the Company will reimburse you for the reasonable costs thereof, to the extent you receive prior authorization from the Company to incur such expenses. Subject to Sections 17 and 28 below, if you receive a complaint or subpoena or other legal process relating to Aon or a request for interview or to provide information concerning any existing, potential or threatened claims against Aon, you shall give written notice to Aon to the attention of Aon’s Executive Vice President, General Counsel and Secretary, or his successor, within seven (7) days of receipt and prior to your response to any such process or communication, unless prohibited by applicable law. You agree to further cooperate with Aon in good faith to ensure that its trade secrets and other confidential and proprietary information are not disclosed, either intentionally or inadvertently.

16.

REPRESENTATIONS CONCERNING AON AFFILIATION. You agree that after the Transition End Date, you shall not represent that you are employed by, engaged as a consultant for or in any other service relationship with, or an agent of (collectively, an “Affiliation”) with Aon. The obligation includes ensuring that at all times after the Transition End Date, your resume, social media profiles and pages (including without limitation any LinkedIn or Facebook profile), website, email signature and business card shall not indicate that you have any Affiliation with Aon. In addition, you agree that any statements that you make in social media, in resumes and otherwise about your activities on behalf of Aon shall be a reasonable and accurate summary.

17.

PROTECTED RIGHTS. By your signature below, you acknowledge and agree that, with the exception of information that is protected from disclosure by any applicable law or privilege, nothing in this Agreement or in any agreement between you and any Aon entity prohibits or limits you from voluntarily communicating with an attorney retained by you or otherwise prohibits or limits you (or your attorney) from (i) initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by, the Securities and Exchange Commission, the Department of Justice, FINRA, the Equal Employment Opportunity Commission, the Illinois Department of Human Rights or a local commission on human rights, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law (including any alleged criminal conduct or unlawful employment practices), and that you are not required to advise or seek permission from Aon before engaging in any such activity, (ii) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iii) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that you first promptly notify (to the extent legally permissible) and provide Aon with the opportunity to seek, and join in its efforts at the sole expense of Aon, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, (iv) making truthful statements required by law, regulation or legal process or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

18.

INDEMNIFICATION. During the Transition Period and at all times thereafter, to the extent you may be subject to liability related to your service as Aon’s Chief Financial Officer or the Transition Services you perform as may be requested by the Applicable Executive during the Transition Period in accordance with Section 2 and Exhibit B, the Company agrees that it shall indemnify and hold you harmless to the same extent as it did immediately prior to the Transition Start Date.

19.

RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and your heirs, executors, administrators, creditors, successors and assigns, agree to waive, release, acquit and forever discharge Aon (including the Company), its past, present and future parents, subsidiaries and affiliates, and each of its and their respective past, present and future officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Releasees at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with Aon or the termination of that employment; claims or demands related to salary, bonuses, pension or insurance contributions, commissions, stock, stock options, or any other ownership interests in Aon, vacation or other time off pay, fringe benefits, relocation allowances, expense reimbursements, severance pay, or any other form of compensation; any and all claims, demands or causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute (each as amended and including any applicable implementing regulations), including, but not limited to, the Illinois Constitution, Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Minimum Wage Law, the Cook County Human Rights Ordinance, and the Chicago Human Rights Ordinance, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Americans with Disabilities Act, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation; claims or demands for wages, hours, benefits, compensation, and any and all claims or demands for attorneys’ fees and costs, in each case, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws. You expressly waive any right you may have to dispute the termination of employment and any preferential right to new employment.

This Agreement does not waive (i) any rights or claims for indemnification which you may have pursuant to any written indemnification agreement with Aon to which you are party or under applicable law or Aon’s articles or bylaws or related insurance policies; (ii) any rights or claims for coverage available under any applicable director & officer insurance policy maintained by Aon; (iii) any rights to compensation or benefits earned prior to the date you sign this Agreement that have not yet been paid; or (iv) rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement or otherwise, such as claims for unemployment or state disability insurance benefits, worker compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, recovery of an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or claims with regard to vested accrued benefits under an ERISA employee benefit plan. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or similar state agency.

20.

RELEASE OF UNKNOWN CLAIMS. In waiving and releasing all claims as set forth above, whether or not now known to you, you understand that if you later discover facts different from or in addition to those facts that you currently know or believe to be true, this Agreement and the Release will nevertheless remain in effect in all respects despite such different or additional facts, and even if you would not have signed this Agreement and/or the Release if you had prior knowledge of such facts.

21.

CONDITIONAL BENEFITS AND CLAWBACK. Your vesting in, entitlement to, and receipt of the benefits and compensation in Sections 1, 3(a)-(c) and 4 of this Agreement are expressly conditioned upon this Agreement and the Release herein becoming effective and your compliance with your obligations under this Agreement in all material respects. Accordingly, in addition to Aon’s legal and equitable remedies, if you have materially breached (as determined by an arbitrator or a court of competent jurisdiction, as applicable) a material provision in this Agreement or your employment with Aon is terminated for Cause (as defined in the Prior Agreement), then (i) Aon may refuse to pay or vest any of the benefits and compensation set forth in Sections 1, 3(a)-(c) and 4 of this Agreement that you may have been eligible for but have not yet received under this Agreement, (ii) Aon may recover all or any after-tax portion of the gain you realized from any equity vested under Section 4 of this Agreement during the Transition Period, and (iii) you agree to repay to Aon any after-tax portion of such gain you have received, and relinquish equity you hold in which you have vested or which you have received under Section 4 of this Agreement during the Transition Period, less $1,000, within two (2) weeks of request for repayment by Aon, as applicable, in each case, except with respect to your earned wages and as otherwise prohibited by applicable law.

22.

BENEFITS NON-ASSIGNABLE. Benefits pursuant to Sections 3(a)-(c) through 4 hereunder may not be anticipated, assigned or alienated; provided that if you become eligible for a benefit and die before the benefit is provided, your heir(s) will be entitled to the benefit.

23.

GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the Parties, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. The Parties irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the federal and state courts located in Chicago, Illinois, and agree that any claim which may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.

24.

MISCELLANEOUS. With the exception of the applicable award agreements underlying the Equity Awards as modified by Section 4 herein and the Other Covenants incorporated by reference in Section 10 herein, this Agreement and the Release, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Aon with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and an Aon entity, including, without limitation, effective upon and following the Senior Advisor Start Date, any severance and compensation provisions of the Prior Agreement. The provisions of this Agreement may be amended or waived only by the written agreement of you and a duly authorized officer of Aon, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement shall be enforceable by you and your heirs, executors, administrators and legal representatives, and by Aon and its successors and assigns, and shall be binding on such successors and assigns. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument, including an executed Agreement sent by electronic communication.

25.

CODE SECTION 409A. The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Code Section 409A”) to the extent applicable thereto. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service (within the meaning of Code Section 409A), as a short-term deferral, or otherwise shall be excluded from Code Section 409A to the maximum extent possible. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to you pursuant to this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that Aon shall not be required to assume any increased economic burden in connection therewith. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A. Notwithstanding anything contained herein to the contrary, if you are a “specified employee,” as defined in Code Section 409A, as of the date of your separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Code Section 409A, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (A) the first business day following the six-month anniversary of the separation from service or (B) the date of your death. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law and in no event shall Aon be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Code Section 409A or other applicable law. In the event provisions of this Agreement do not comply with Code Section 409A, the Parties will use reasonable business efforts to amend this Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of the Parties.

26.

SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

27.

HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Aon or any other agreement between you and an Aon entity (excluding the applicable award agreements underlying the Equity Awards, as modified by Section 4 herein), the terms of this Agreement shall control.

28.

DTSA. Please be advised, pursuant to the Defend Trade Secrets Act of 2016, an individual shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, individuals may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, any individual who files a lawsuit alleging retaliation by Aon for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual: files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

29.

ADEA; ILLINOIS FREEDOM TO WORK ACT. YOU EXPRESSLY ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS THAT YOU HAVE OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (“ADEA”). YOU FURTHER ACKNOWLEDGE AND AGREE THAT: (a) YOUR WAIVER AND RELEASE DOES NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (b) YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) YOU ARE EXECUTING THIS AGREEMENT, INCLUDING THE RELEASE OF CLAIMS AND THE RESTRICTIVE COVENANTS CONTAINED HEREIN, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH YOU ARE OTHERWISE ENTITLED AND THAT THE BENEFITS DESCRIBED HEREIN CONSTITUTE ADEQUATE CONSIDERATION FOR PURPOSES OF THE ILLINOIS FREEDOM TO WORK ACT, 820 ILCS 90/15; (d) YOU ARE ENTERING INTO THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY AND HAVE READ AND UNDERSTAND ITS TERMS (INCLUDING THE RELEASE OF CLAIMS AND THE RESTRICTIVE COVENANTS CONTAINED HEREIN); (e) YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH YOU MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT PRIOR TO THE EXPIRATION OF SUCH TWENTY-ONE (21) DAY PERIOD, AND IN SO DOING, YOU ACKNOWLEDGE AND AGREE THAT YOU HAD THE ENTIRE TWENTY-ONE (21) DAY PERIOD IN WHICH TO CONSIDER THIS AGREEMENT) AND YOU ACKNOWLEDGE THAT THIS TWENTY-ONE (21) DAY PERIOD SATISFIES THE REQUIREMENTS IN THE ILLINOIS FREEDOM TO WORK ACT, 820 ILCS 90/20; (f) YOU HAVE SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THIS AGREEMENT, AND MAY DO SO BY SENDING WRITTEN NOTICE OF SUCH REVOCATION TO DARREN ZEIDEL AT [REDACTED] OR HIS SUCCESSOR AS AON’S EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY BY 11:59 PM CENTRAL TIME ON THE SEVENTH DAY FOLLOWING THE DATE ON WHICH YOU EXECUTE THIS AGREEMENT; AND (g) THE RELEASE OF CLAIMS IN SECTIONS 19 AND 20 OF THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED (WITHOUT YOU HAVING REVOKED THIS AGREEMENT WITHIN THE SEVEN-DAY REVOCATION PERIOD), WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY YOU PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.

Upon acceptance of this Agreement, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your transition and separation from Aon.

Aon Corporation

By:	/s/ Lisa Stevens
Lisa Stevens
Executive Vice President, Chief People Officer

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS AGREEMENT (INCLUDING THE RELEASE THEREIN) KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED ABOVE:

/s/ Christa Davies	Date:	6/22/2024
Christa Davies

[Signature Page]

Exhibit A

* omitted pursuant to Item 601(a)(5) of Regulation S-K

Exhibit B

* omitted pursuant to Item 601(a)(5) of Regulation S-K

Exhibit C

The Equity Awards set forth in the table on this Exhibit C shall continue to be eligible to vest in accordance with the terms of the applicable award agreements, including, without limitation, the terms and conditions in connection with terminations of employment that occur prior to the regular vesting date(s) of the Equity Awards, subject to the terms of the Agreement, including Section 4 thereof.

Award Type	Grant Date
Performance Share Units (3x3 Performance Plan
3x3PP: Performance Cycle January 1,	3/21/24
2024-December 31, 2026)

Performance Share Units (Leadership Performance
Program LPP 17: Performance Cycle January 1,	3/24/2022
2022-December 31, 2024)

Performance Share Units (Leadership Performance
Program LPP 18: Performance Cycle January 1,	3/23/2023
2023-December 31, 2025)

Performance Share Units (Leadership Performance
Program LPP 19: Performance Cycle January 1,	3/21/24
2024-December 31, 2026)

Restricted Stock Units	2/17/2022

Restricted Stock Units	2/16/2023

Capitalized terms used but not defined herein have the meaning set forth in the agreement to which this Exhibit C is attached.

C-1